FOR IMMEDIATE RELEASE
INVISA APPOINTS SECURITY INDUSTRY
EXECUTIVE AS COO TO BECOME
PRESIDENT AND CEO EFFECTIVE JANUARY 1, 2004

Sarasota, FL: November 7, 2003 Invisa, Inc.
(OTC BB: INSA), an electronic life safety and security company focused on commercializing patented presence-sensing technologies, today announced that it has appointed Herb M. Lustig as Chief Operating Officer.
Effective January 1, 2004, he will become
President and Chief Executive Officer of the corporation.
In a career spanning more than 20 years, Mr. Lustig has led the successful development and commercialization of products and services within the security, electronics and telecom industries. He has held executive level positions at organizations including
Honeywell International (ADEMCO Security
Group), General Instrument, Communications Satellite
Corporation, and Booz Allen Hamilton. Most recently, Mr. Lustig was President and CEO of Expanse
Networks, a developer of ePrivacy software solutions.
Herb earned a Master s in Business Administration at the Wharton School of the University of Pennsylvania and a Bachelor of Science at the University of Massachusetts, Amherst. He is co-inventor on one patent awarded and four more that are pending.
Invisa President Steve Michael, stated, Mr. Lustig has a history of achievement within industry sectors important to our company s future. He brings an outstanding track record of developing key industry relationships, both at a technical and commercial level.
Throughout his career, Mr. Lustig has demonstrated an astute ability to plan, execute and manage, both strategically and tactically. His proven leadership expertise should help us at Invisa to further leverage our initiatives to bring new safety and security solutions to market, globally. We are extremely pleased to welcome Herb to Invisa.
J.A. Michie, Managing Director, G.M. Capital Partners, Ltd., the exclusive financial advisor for Invisa, said, We are delighted to work with the company under Herb s leadership to commercialize the exciting
Invisa technology. It is a unique opportunity to have such a highly experienced CEO in an emerging company.
Invisa COO Mr. Lustig said, I am honored to be joining
Invisa at this exciting time of transition in the company s history. Invisa has great potential for further growth, particularly through licensing and expansion into new market sectors. I look forward to leading Invisa to the next level and will focus single-mindedly on building long-term shareholder value.

About Invisa
Invisa offers versatile, reliable and compact next-generation presence-sensing solutions offered under the trade name InvisaShield. A highly robust and advanced implementation using RF/capacitance sensing technology, InvisaShield is highly resistant to known methods of circumvention. InvisaShield does not employ infrared, laser, ultrasound or microwave radiation. The product of almost a decade of research and development, InvisaShield is targeted towards a multitude of new applications within the life safety and security markets, markets that in 2002 had global revenues of over $100 billion.
For Product and Technology Information: Invisa, Inc
(800) 863-9361 www.invisa.com - Corporate
Headquarters - Invisa, Inc. 4400 Independence Court,
Sarasota, Florida 34234, 941-355-9361, Fax 941-355-9373.
For Investor Relations Information: Gary Geraci,
OTC Financial Network, 781-444-6100 ext. 629,
Email: garyg@otcfn.com. International Investor Relations
Information: J.A. Michie - G.M. Capital
Partners +41-1- 226-5000. Email: jamichie@gmcapital.com.
This Press Release contains certain forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as anticipates, believes, estimates, expects, plans, intends, potential and similar expressions.
These statements reflect the company s current beliefs and are based upon currently available information. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the company s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forwardlooking statements.
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